PRIVATE INSTRUMENT OF PURCHASE AND SALE AND OTHER AGREEMENTS

For the present private instrument, the parts, on a side

•	FRANCISCO LIGEIRO, Brazilian, married, farmer, ID nr. 1.067.402 SSP/SP and registered in CPF/MF under the nr. 013.713.638-20, and his wife

•
ALICE MARIA FURLANETO LIGEIRO, Brazilian, of the home, ID nr. 6.634.856 SSP/SP and enrolled in CPF/MF under the nr. 158.326.758-19, both residents and domiciled in the Farm Santa Elisa, County of Canitar, District of Ourinhos, State of Sao Paulo (together "FRANCISCO LIGEIRO" or "SALESPERSONS");

and, from other side,

•
COMANCHE PARTICIPAÇÕES DO BRASIL LTDA, society limited entrepreneur, with headquarters in the capital of the State of Sao Paulo, in the Alameda Campinas, 463, 7th floor, registered in C.N.P.J. under the Nr. 07.751.535/0001-43, in this instrument represented by his Director, Mr. Ivo Tolesano Júnior, Brazilian, married, companies administrator, ID no. 5.255.932 SSP/SP, registered in CPF/MF under the nr. 579.584.918-91, resident and domiciled in the capital of the State of Sao Paulo, in the Funchal street, nr. 375, 8th floor, room 81, from now on simply designated "COMANCHE" or "BUYER";

(SALESPERSONS AND BUYER designated together as Parts and individually as Part)

PRELIMINARY CONSIDERATIONS

CONSIDERING THAT:

I.
FRANCISCO LIGEIRO is the proprietor of certain immobile rural, agricultural properties, sugarcane, vehicles and other agricultural properties (the "Own Properties"), as described in the Annex A, and he is the tenant or partner of immobile agricultural (the "Agricultural Leasing"), as described in the Annex B to the present, except for the areas of MARIA DO CARMO MELLO LEITE and MARIA APARECIDA SILVA MELLO, the first because the landlord already notified the tenant of his rescission by lapse of time and the second because already canceled, clarifying that the BUYER was not interested by the renewal of the first leasing contract or by the purchase of the area of the canceled contract, being the Own Properties and the Agricultural Leasing denominated together as the "Agricultural Properties".

II.
It was signed 1 (one) agreement between the Parts with the following characteristics: the Contract of Purchase and Sale of Sugarcane in Sapling and Others and Agreements (“Cane Contract”), signed between the BUYER and FRANCISCO LIGEIRO, with the value of R$ 482.800,00 (four hundred and eighty two thousand and eight hundred real) that was paid, as its terms and conditions, at 29.06.2006, in two parcels, with the first in the value of R$ 432.800,00 (four hundred and thirty two thousand and eight hundred real), that was paid by the BUYER directly to the Banco do Brasil S.A., through a deposit in the joined account nr. 31027001-4, in the branch nr. 4957-3, and the second, with the value of R$ 50.000,00 (fifty thousand real), paid by the BUYER directly to FRANCISCO LIGEIRO, in his bank account nr. 32-9, branch nr. 3498-3, Banco Bradesco S/A;

III.	Observed the conditions defined in the present instrument, the BUYER wish to acquire the Agricultural Properties from FRANCISCO LIGEIRO and him wish to sell the Agricultural Properties to the BUYER.

The PARTS DECIDE celebrate the present Particular Instrument of Purchase and Sale and Others Agreements ( “Contract”) that will regulate the acquisition by the BUYER of the Agricultural Properties from FRANCISCO LIGEIRO.

SECTION ONE
INTEGRAL AGREEMENT

1.1. The Parts agree by this Contract that the terms and conditions here foreseen substitute all and any previous agreement by the Parts or for parts related to these.

SECTION TWO
CLOSING

2.1. In the date in that all the Conditions of Closing be accomplished, as defined in the Section Four below, (the “Closing Date"), as the terms and conditions of the present Contract, the BUYER will acquire from FRANCISCO LIGEIRO the Agricultural Properties by the payment of the Price Agricultural Properties as stipulated in the Clause 3.2 below.

2.2.3. In the Closing Date, SALESPERSONS and BUYER should accomplish the transfer of the Agricultural Properties by the practice of all of the necessary acts for the effective operation here contemplate, as, for instance, the celebration of public deed of purchase and sale of the properties or it grants of public letter of attorney in the following contractual terms.

SECTION THREE
PURCHASE PRICE AND PURCHASE PRICE PAYMENT

3.1. In the Closing Date, and since the Closing Conditions foreseen in the Section Four below they have been satisfied integrally, to reasonable criteria of the BUYER, the BUYER, or that for this designated, will pay to the SALESPERSONS, as price for the Agricultural Properties, the defined values in the clause 3.2 below, in the way and in the conditions below.

3.2 The BUYER will pay to FRANCISCO LIGEIRO, by the Agricultural Properties acquisition R$ 15.214.000,00 (fifteen million, two hundred and fourteen thousand real), reduced from the Cane Contract value, of R$ 482.800,00 (four hundred and eighty two thousand and eight hundred real), resting the liquid value of R$ 14.731.200,00 (fourteen million, seven hundred and thirty one thousand and two hundred real) (“Agricultural Properties Price”), as eventually adjusted in the terms of the clauses 3.4 and 3.6, to be paid as follow and under the following conditions:

(i)
R$ 6.195.200,00 (six million, one hundred and ninety five thousand and two hundred real) in the Closing Date and versus the signature and delivery of Proper Documents (as defined below) formalizing the transfer of the Agricultural Properties, being R$3.895.200,00 (three million, eight hundred and ninety five thousand and two hundred real) or a higher value demanded by the Banco do Brasil, since acceptable by the BUYER, with any onus to the salespersons, paid by a direct payment to the Banco do Brasil, in order to liberate the hypothec obligation that, in the present date, it records certain immobile goods that compose the Agricultural Properties, and R$ 2.300.000,00 (two million and three hundred thousand real) paid directly to FRANCISCO LIGEIRO; and

(ii)
the remaining balance of the Agricultural Properties Price, of R$ 8.536.000,00 (eight million five hundred and thirty six thousand real), will be paid by the signature, in the Closing Date, of three (03) promissory notes pro soluto and without a real warranty, on which it will happen indexation and interests based in the variation of the Saving, being the interests paid monthly, with the following characteristics: (i) the first promissory note in the value of R$ 3.305.333,00 (three million three hundred five thousand, three hundred and thirty three real), being due in 06 months from the Closing Date or on 31/08/2006, which first to occur; and (ii) the second promissory note, in the value of R$ 2.615.833,00 (two million six hundred and fifteen thousand, eight hundred and thirty three real), being due in 12 months from the Closing Date or on 31/08/2006, which first to occur and (iii) the third promissory note with the remaining value of the Agricultural Properties Price, which is of R$ 2.614.834,00 (two million six hundred and fourteen thousand, eight hundred and thirty four real) due in 18 months from the Closing Date or on 31/08/2006, which first to occur. In warranty to the payment of the promissory notes here established the BUYER will offer mortgage on the properties in equivalent value to the amount of the promissory notes.

3.2.1. For the purpose of this Contract, “Agricultural Properties Obligations” means all and any debt, obligation or dispute fiscal, labor and social security that can affect the property right and domain of the Agricultural Properties as well as his effective and valid alienation. Likewise, "Appropriate Documents" mean all and any documents and agreements, including public procurements with irrevocability and no retractability clause for the effective alienation of the Agricultural Properties in the contractual terms, for the (i) obtaining of (a) negative certificates, (b) quittance vouchers of all and any Agricultural Property Obligations; and (ii) effective obtainment of the registration of property transfer and domain of the Agricultural Properties, as well as rates and emoluments paid for such purpose, being stood out that the transmission tax and emoluments of the register of purchase and sale of properties and costs of bookkeeping of it will be of the BUYER responsibility, and the registration costs related to the mortgages will be responsibility of the respective SALESPERSONS.

3.3. The portion of the Agricultural Properties Price indicated in the clause 3.2 (ii) will be reduced in the hypotheses that follow: a) if the totality of the debts and obligations related to the Agricultural Properties with due date until the Closing Date, they have not been paid off integrally by Mr. FRANCISCO LIGEIRO, the reduction will be the equivalent value to the debts and relative obligations to the Agricultural Property with due date until the Closing Date that are still due; and b) if the immobile goods that composes the Agricultural Property, as described in the Annex A, to present any difference between the area ad corpus and the area of the immobile good higher than 5%, the BUYER and FRANCISCO LIGEIRO should negotiate in good faith the respective reduction of the portion here referred, in order to compensate the BUYER for the loss of area.

3.4.
If in the Closing Date it is select any debt, contingency or passive that compromise the Agricultural Properties, the BUYER, under her exclusive criteria, can accept to assume such debt, contingency, insufficiency active or passive supervenience, since the Acquisition Price, in the part regarding the payment portions referred in the clauses 3.2 (i) and (ii), as the case, be reduced for the equivalent amount.

SECTION FOUR
SUSPENSIVES AND/OR RESOLUTIVES CONDITIONS

4.1. The Parts in this act agree that, as precedent condition to the operation consummation here contemplated and to the effective alienation of the Agricultural Properties, in the terms of this Contract, by the payment of the Acquisition Price, the conditions listed as follow (the “Closing Conditions”), they must have been satisfied fully, to be in total effect and they be satisfactory to the BUYER, to know:

a)
The declarations and warranties offered by the SALESPERSONS, as established in the Section Five below (the “Warranties Declarations”) they must have been corrects and completes and they must be keep valid in the Closing Date, having the BUYER received the documents and enough information bespeaking, for the satisfaction of the BUYER, that referred Declarations and Warranties are completes and authentic.

c)
The confirmation that the BUYER, as consequence of the acquisition of the Agricultural Properties, satisfy all the criteria and necessary requests to get all and any license or authorizations required by the legislation and regulations valid so that this can exercise the activity of cultivation of sugarcane.

d)
Cession for the BUYER of the rights and relative obligations to the Agricultural Leasing that compose the Agricultural Properties, through instrument private to be firmed between the Parts, without the need of approval of the lessor, continuing, in that hypothesis, on behalf of Mr. Francisco Ligeiro until its expiration, being right that such transfer and/or cession will not expect the payment by the BUYER of any additional value to any of the SALESPERSONS, and it will assure to the BUYER the use, handling, exploration and benefits and obligations of the referred Agricultural Leasing in the terms and conditions establish originally in each Agricultural Leasing.

e)	The practical of acts and the celebration of all additional documents that come to be necessary for the consummation of the operation here considered.

f)	The BUYER have been capitalize in, at least, R$ 30.000.000,00 (thirty million of real).

g)
Already attended the totality of the Closing Conditions by the Salespersons the Closing Date Limit will be March 24th, 2007, conditioned, however, to the payment of the debit with the Banco do Brasil S.A., foreseen by the item 3.2 (i), in agreement with the answer BUYER of her request to the bank establishment of the value that will be accepted for clearance sale of the referred debit and payment date, with the indication of the formal procedures to be elaborated, under penalty of, not making it to be canceled the present instrument.

SECTION FIVE
DECLARATIONS AND GUARANTEES

5.1	THE SALESPERSONS render each one, individual, solidary and unlimited, the following Declarations and Warranties, which should be true and correct in the date of the Closing Date:

a)
Of the Non Violation. The consummation of the operation here contemplated won't constitute or will result in the violation of any term, condition or disposition, nor it will constitute a terms breach of contract, nor it will result in the creation of any gravamen, obligation or onus on the Agricultural Properties, in agreement with any contract or other instrument that any of the SALESPERSONS are contracting part or interested part. That consummation either will violate any law, regulation, sentence, ruling or order that forces the SALESPERSONS as well as it won't result in the loss of any license, certificate, local approval or local right that the SALESPERSONS or the Agricultural Properties have or come to have, nor they will commit the Agricultural Properties Capacity, according to definition of the clause 5.1 (e).

b)
Observance to the Laws. The operations and activities of the SALESPERSONS relatively to the Agricultural Properties don't violate any determinations or applicable laws of any governmental body, nor did the SALESPERSONS receive any warning or notification that such violations went or could come to be them imputed. They are not in course or, except for better judgment of the SALESPERSONS, are imminent any investigations or analyses by any Governmental Body, involving the SALESPERSONS or the Agricultural Properties, nor the SALESPERSONS received any warning or notification concerning the intention of government organs in proceeding in that sense.

c)
Constitution, Power and Authorization. The SALESPERSONS have full powers to celebrate this Contract, to accomplish their obligations now assumed and to consummate the operations granted in the present Contract, having been taken all the necessary measures the authorization and the consummation of the operation object of this Contract, not being necessary, therefore, that are taken any additional measures to occur the signature and the formalization of this Contract.

d)
Ownership of the Agricultural Properties. FRANCISCO LIGEIRO is titular, legitimate proprietor and possessor of the goods that compose the Agricultural Properties, as described in the Annex A and that the same are free and unimpeded of any gravamen, pledge, onus and warranty and rights of any nature, except for those relative ones to the Processes Nr. 228/99, 243/99, 13/00 and of the insurance contract nr. 96/70017-3, going through the procedure in the District of Xavantes, SP, which will be extinguished by the payment to Banco do Brasil S.A. according with the clause 3.2 (i), FRANCISCO LIGEIRO did not celebrate any contract or agreement that has by objective the Agricultural Properties or the constitution of pledge or other similar rights related to the them.

e)
Capacity of the Agricultural Properties. The Agricultural Properties are capable to operate according to description of the Annex 5.1 (e) (the "Capacity of the Agricultural Properties"), having been administered and operated in his normal course of businesses by FRANCISCO LIGEIRO, or third party properly authorized by FRANCISCO LIGEIRO, and all the production accomplished by the Agricultural Properties after the present date, as well as the stock when the Closing Date is not object of a sale contract or a similar contract, nor it is subject the any commitment, onus or other gravamen; the Buyer acknowledge that the foreseen agricultural production is that in normal conditions of cultural treatments and that were not accomplished substituted and that won't be reason for contractual rescission.

f)
Obligations of the Salespersons. The SALESPERSONS, together or individually: (i) they don't possess any obligation or responsibility, since incurred, contingent or of any other nature, including obligations civil, commercial, fiscal, environmental, labor or related to social security that can affect the respective ownership rights over the Agricultural Properties and they didn't assume any obligation or responsibility involving the Agricultural Properties; (ii) they are not parts, nor they are subject to, any litigation, judicial or administrative proceeding, in any instance that can affect the Agricultural Properties, except for those relative to the Processes Nr. 228/99, 243/99 and 13/00, and in the insurance contract nr. 96/70017-30, going through the procedure in the District of Xavantes, SP, which will be extinguished by the payment in agreement with the clause 3.2."i" to Banco do Brasil S.A.; and (iii) they are not guarantors, cosignator or from other form guarantor of any obligations nor are parts of any contract by force of which they assume an obligation to honor any obligations that of some form can compromise the Agricultural Properties.

g)
Course Normal of Operation. The Agricultural Properties will be administered and operated between the present date and Closing Date in their respective normal courses of businesses, being right that the SALESPERSONS didn't acquire, starting from 30.04.2006, new debts, except contributions related to social security and agrarian, that will be supported by the Salespersons and paid with the reception of the initial portion of the payment and of the first promissory note.

h)
Contracting with related parts. The SALESPERSONS were not celebrated nor did they commit to celebrate any agreement, contract or arrangement involving the Agricultural Properties with any of their related parts.

i)
Permissions, Licenses and Authorizations. FRANCISCO LIGEIRO attend, in this date, the all of the criteria, legal and technical demands, and necessary requirements for the obtaining of all of the permissions, licenses and authorizations demanded by the legislation and regulation in effect, including the definitive licenses of operation, for the regular use of the Agricultural Proprieties, and in the Closing Date they should have in their respective names all the permissions, licenses and authorizations demanded by the legislation and regulation in effect, including the definitive license of operation, for the regular use of the Agricultural Properties, valid and in total effect. FRANCISCO LIGEIRO meets in strict observance to all the regulations, permits, entrances, normative instructions, laws, norms and pertinent demands of protection to the environment instituted by the organs and departments municipal, state and federal competent.

j)
Disclosure Integral. All the documents, contracts, instruments, certificates, warnings, consents, sworn declarations, letters, declarations, annexes (besides, among other, the Annexes that constitute integral part of the present instrument) and other documents given by the SALESPERSONS, or in her name, to the BUYER or to the person for her suitable with respect to the present Contract or to the operations in him contemplated are faithful, completes and authentic. No Document supplied by the SALESPERSONS, or in her name, to the BUYER or the person for her indicated by force of the present instrument or regarding to the operations in it contemplated contains untrue declarations, or omits relevant facts whose divulgation in this instrument is compulsory or necessary so that the declarations now made don't turn false or induce to mistake, in the context in that here they find.

k)
Comprisement and Sufficiency of the Documents. The transmission instruments and conference to be celebrated by the SALESPERSONS and delivered to the BUYER, in the Closing will be valid and feasible in agreement with their respective terms, being enough to give in, to transfer and to give to the BUYER, in the occasion of the Closing, the Agricultural Properties

5.2. The BUYER renders the following declarations and warranties, which should be true and correct in the Closing Date.

a)
Constitution, Power and Authorization. The BUYER has full powers to celebrate this Contract, to accomplish their obligations now assumed and to consummate the operations contemplated in the present Contract, having been taken all the necessary measures of authorization and the consummation of the operation object of this Contract, not being necessary, therefore, to take any additional measures so that occur the signature and the formalization of this Contract.

SECTION SIX
RESPONSIBILITY SOLIDARY AND COMPENSATION RIGHT

6.1. The SALESPERSONS will give a solidary answer before the BUYER for all and any values the one that was obligated, such as tributes, fiscal contributions or related to social security and fines, that by chance left of being paid by the SALESPERSONS in the dates demanded by law, that were not made provisions and relative to generating facts occurred previously to the Closing Date, as well as any obligation, contingent or no, of nature civil, commercial, labor, environmental, relative to social security or fiscal of the SALESPERSONS or that have been for these assumed by legal and relative succession force to occurred facts or actions practiced previously to the Closing Date.

6.2. The obligations contemplated in the Section Seven and the Declarations and Warranties will subsist at the end of this Contract, staying in effect until the end of the period of prescription and of decadency of each one of the respective obligations or in until 5 (five) years from Closing Date, what last occur.

SECTION SEVEN
ACTING INTERIOR MANAGEMENT

7.1.  Since the day of signature of this Contract, until the Closing Date or the end of this Contract, the Salespersons guarantee that the administration of the Agricultural Properties will be accomplished in a responsible way and maintaining the normal course of the respective activities, being marked that the costing will be of responsibility and onus of the Buyer, according to budget to be approved by the BUYER.

7.2. Between the present date and the Closing Date or the end of this Contract, FRANCISCO LIGEIRO won't distribute nor he will commit to distribute, to give in or to burden, direct or indirectly, any of the Agricultural Properties, especially the sugarcane stock, any title to their related parts or third party, except the disposition of sugarcane (excluded the sugarcane that is already sold to the BUYER or the authorized third party by the BUYER) by the BUYER starting from 01.08.2006, in values that don't exceed R$ 65.000,00 (sixty five thousand real) monthly, and since done in market conditions and in character commutative, for the payment of ordinary expenses of the Agricultural Properties until the Closing Date.

7.3 In this act FRANCISCO LIGEIRO grants the BUYER or to whom this come to indicate, of irrevocable form and irretractable, the right preferably in the acquisition of all and any sugarcane that he can dispose in the terms of this clause.

SECTION EIGHT
TIME AND RESCISSION

8.1. This Contract goes into effect in this date, and it will stay in perfect effect and effective until March 24th, 2007, conditioned the period to the execution of the financial obligation with Banco do Brasil S.A., in the terms of the clause 4.1 (g).

8.2. The SALESPERSONS PARTS commit to do their best efforts so that all the Closing Conditions are accomplished in the smallest period of time reasonably practicable.

SECTION NINE
EXCLUSIVITY, NOT-CONCURRENCE

9.1. The SALESPERSONS PARTS, during the period of Validity, agree in negotiating in exclusiveness character with the BUYER the sale of the Agricultural Properties (in the whole or partly), and they commit to not celebrate any relative contract to the Agricultural Properties, and not to allow the constitution of any gravamen on the Agricultural Properties and on the businesses of the Salespersons, except those contemplated in this Contract.

9.2 When of the Closing Date, and in consideration to the Price of Acquisition, FRANCISCO LIGEIRO and his wife commit, without the need of any additional documentation, to abstain, direct or indirectly, of competing with to OURO VERDE or with any of their related parts under any form for the period of five years to count from the Closing Date, in the markets explored by the OURO VERDE. They are excepted of the obligation of no competition now agreed the possibility of Francisco Ligeiro and his wife cultivate, direct or indirectly, in the remainder of their existent rural areas in the present date, with area of approximately 48 bushels ("Remaining Area"), being especially authorized to plant sugarcane, in the terms of the art. 1147 of the Civil Code salesperson Francisco Celso Ligeiro is authorized to the same cultivation and the installation of industrial equipment destinated to the production of distilled alcoholic, in the Remaining Area, since his production became restricted to the volume of production of sugarcane of the Remaining Area

SECTION TEN
CONFIDENTIALITY

10.1. Each Part, including the Intervening, should maintain secrecy on all of the obtained information from the other Part in relation to the present Contract that are not of public knowledge, don't have been known independently or developed, that has not been obtained from third party or that are not of public knowledge because of a terms breach of contract of the Part that has received (jointly the "Confidential Information"). The Confidential Information (that can be oral, writing or magnetic, being designated or not as "confidential", and that includes contact information and information regarding structures, business methods or financial organization) will only be able to be used by the receiving Part in the effectively of the transactions contemplated in this Contract and for none other purpose. In the hypothesis of rescission of this Contract, all the documents (including the copies) obtained because of this Contract by a Part should be returned to the other pertinent Part, however, the confidentiality obligations and limitation to the use will remain in effect by the period of two years after the rescission date. Each Part commits to not to publish and to maintain in secrecy the terms and conditions of this Contract, being included, but if not limiting to the compensation to be paid below, except if the popularization of those information is demonstrated obligatory for the consummation of the purchase and sale contemplated in this Contract, disputed by any government authority, applicable law or regulate of the Stock exchange to which the Part is submitted, or if obtains the consent of all the other Parts listed. In the case of noncompliance of the obligations of this clause by one of the Parts, the overdue Part should compensate the other for loss and damages.

SECTION ELEVEN
FINAL DISPOSITIONS

11.1. The Parts, in this act, expressly, agree with all the terms and conditions of the present Contract, nothing having to oppose to it, at any title and at any time, assuming an obligation, to accomplish all of the acts and necessary formalities to the full and perfect formalization of the Agricultural Properties now contracted, besides before all of the competent organs, signing contractual alterations and any other documents that are done necessary for so much.

11.2. The present Contract is signed in an irrevocable way and irretractable, forcing the parts and their successors the any title.

11.3. The present Contract cannot be amended or altered without the approval of all the parts, in writing, and, except for the cases expressly foreseen in this Contract, none of the Parts can cede or transfer any of their rights and obligations originated from of this Contract, without the consent of the other Parts.

11.4. The voidance, inefficacy or inexecutibility of any of the dispositions contained in this Contract, will not invalidate nor will turn inoperative or inexecutible any of the other dispositions of the present Contract, which will continue in perfect effect. The Parts should negotiate the necessary measures to solve such dispositions of eventual existent addictions.

11.5. All and any communication or notification referred to the present instrument should be done by writing and remitted to the Parts by registered letter with return receipt, or by telefax to the address listed below:

SALESPERSONS:

The communications should be sending to all the address below:

(a)           FRANCISCO LIGEIRO
Fazenda Santo Antonio da Ponte Preta
Rodovia Gabriel Ligeiro, km 4
Caixa Postal 134 - CEP 18990-000 - Canitar/SP
Fax (14) 3343-1188

BUYER:

The communications should be sending to all address below:

IVO TOLESANO JR.
Rua Funchal, 375, conjunto 81
Vila Olímpia - 04551-060 São Paulo/SP
Fax (11) 3044-0342

c.c.          MHMK - Sociedade de Advogados
At. Byung Soo Hong
Av. Brigadeiro Faria Lima, 1461, 12 andar
Fax (11) 3094-7820

11.6. The present Contract is regulated by the laws of the Federative Republic of Brazil and any works or conflict originated from this Summary should be solved exclusively by the Forum of the District of the City of São Paulo, Brazil.

In this case, for they be fair and contracted, the parts sign the present instrument in 03 (three) copies, of equal form and content, in the presence of the two witnesses below.

Sao Paulo, February 14th, 2007.

SALESPERSONS:

/s/ Francisco Ligeiro	/s/Alice Maria Furlaneto Ligeiro
Francisco Ligeiro	Alice Maria Furlaneto Ligeiro

BUYER:

/s/ Ivo Tolesano Junior
Comanche Participações do Brasil Ltda.
Ivo Tolesano Junior

Witness:

1.	2.
Name: ID:	Name: ID:

List of the Contract Annexes:

Annex A:	“Proper Properties”
Annex B:	“Agricultural Leasing”
Annex 5.1 (e):	“Agricultural Properties Capacity”